Exhibit 99.1

Hawthorn Bancshares Announces Results of 2015 Annual Meeting

JEFFERSON CITY, MO. — June 3, 2015 — The Board of Directors of Hawthorn Bancshares, Inc. (NASDAQ: HWBK) announced that at the Company’s June 2, 2015 Annual Meeting of Shareholders, Frank E. Burkhead and Gus S. Wetzel, II  were re-elected as Class II directors to serve three-year terms expiring 2018.

Mr. Burkhead has served as director of Hawthorn Bancshares since 2014 and is currently the co-owner of Burkhead & Associates LLC and Burkhead Wealth Management in Jefferson City, Missouri.  Mr. Wetzel has served as director since 1974 and is a physician/surgeon with the Wetzel Clinic in Clinton, Missouri.

Other members of the 6 member board include Chairman, CEO & President David T. Turner, Philip D. Freeman, Kevin L. Riley, and James E. Smith.  The Company’s advisory directorate is composed of Charles G. Dudenhoeffer, Jr., David R. Goller, James R. Loyd and Julius F. Wall.

Shareholders also approved ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional Missouri locations in Lee's Summit, Springfield, Branson, Independence, Liberty, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, and St. Robert.

Contact:	Bruce Phelps Chief Financial Officer TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.